Exhibit 10.2

FORM OF TAX MATTERS AGREEMENT
DATED AS OF [           ], 2023
BY AND BETWEEN
ARAMARK
AND
VESTIS CORPORATION

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Section 19.10	Counterparts	39

Section 19.11	Governing Law	39

Section 19.12	Jurisdiction	39

Section 19.13	Amendment	39

Section 19.14	SpinCo Subsidiaries	39

Section 19.15	Successors	39

Section 19.16	Injunctions	40
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TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [           ], 2023, by and between Aramark, a Delaware corporation (“Parent”), and Vestis Corporation, a Delaware corporation and a subsidiary of Parent (“SpinCo”).
RECITALS
WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the SpinCo Shares held by Parent at such time, which shall constitute 100 percent (100%) of the outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by Aramark Services, Inc., a Delaware corporation (“D-One”), Aramark Intermediate HoldCo Corporation, a Delaware corporation (“D-Two”) or Parent to a donor advised fund pursuant to the Plan of Reorganization) (the “Distribution”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, in order to effectuate the Separation and the Distribution, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of [           ], 2023 (together with the schedules, exhibits and appendices thereto, the “Separation Agreement”);
WHEREAS, pursuant to the Plan of Reorganization and the terms of the Separation Agreement, as part of the Separation and prior to the Distribution, among other things, (a) Parent completed the Canadian Separation, (b) D-One contributed certain SpinCo Assets to SpinCo in exchange for the assumption of certain SpinCo Liabilities and the constructive issuance of SpinCo Shares (such contribution, the “Contribution”), (c) SpinCo borrowed funds from third-party lenders and lent all or a portion of such funds to Aramark Uniform & Career Apparel Group, Inc., a Delaware corporation (“AUCA,” and such funds, the “AUCA Proceeds”), (d) AUCA used the AUCA Proceeds to repay a note payable to D-One, (e) D-One distributed to D-Two all of the SpinCo Shares held by D-One at such time, which constituted all of the issued and outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by D-One to a donor advised fund pursuant to the Plan of Reorganization) (the “First Internal Distribution”), and (f) D-Two distributed to Parent all of the SpinCo Shares held by D-Two at such time, which constituted all of the issued and outstanding SpinCo Shares (other than the SpinCo Shares, if any, contributed or to be contributed by D-One or D-Two to a donor advised fund pursuant to the Plan of Reorganization) (the “Second Internal Distribution”);

WHEREAS, for U.S. federal income tax purposes, (a) each of the Canadian Contribution and the Fourth Canadian Distribution, taken together, and the Contribution and the First Internal Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and (b) each of the First Canadian Distribution, the Second Canadian Distribution, the Third Canadian Distribution, the Second Internal Distribution and the Distribution is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355(a) of the Code;
WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including SpinCo, which has elected to file consolidated Federal Income Tax Returns (the “Parent Affiliated Group”);
WHEREAS, as a result of the Distribution, SpinCo and its subsidiaries will cease to be members of the Parent Affiliated Group; and
WHEREAS, the Companies desire to provide for and agree upon the allocation between the Companies of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.
NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
Section 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:
“Accounting Cutoff Date” means, with respect to SpinCo and any member of the SpinCo Group the Tax Items of which are included in the Parent Federal Consolidated Income Tax Return, any date as of the end of which there is a closing of the financial accounting records for such entity.
“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the First Internal Distribution, the Second Internal Distribution, and the Distribution, as conducted immediately prior to the First Internal Distribution, the Second Internal Distribution, and the Distribution, respectively.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on a

Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.
“Affiliate” means any entity that is directly or indirectly “controlled” by either the Person in question or an Affiliate of such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a Person as determined immediately after the Distribution.
“Agreement” shall have the meaning set forth in the first sentence of this Agreement.
“AUCA” shall have the meaning set forth in the Recitals.
“AUCA Proceeds” shall have the meaning set forth in the Recitals.
“Board Certificate” shall have the meaning set forth in Section 7.02(e).
“Business Day” means any day, other than a Saturday, a Sunday, or a day on which banks are generally authorized or required by Law to close in New York, New York or Philadelphia, Pennsylvania.
“Canadian Contribution” shall have the meaning set forth in Schedule 1.01.
“Canadian Separation” shall have the meaning set forth in Schedule 1.01.
“Canadian Tax-Free Status” means the qualification of the Canadian Separation as a tax-free transaction for Canadian Income Tax purposes.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” means Parent or SpinCo.
“Company Indemnifying Party” shall have the meaning set forth in Section 5.03(b).
“Contribution” shall have the meaning set forth in the Recitals.
“Controlling Party” shall have the meaning set forth in Section 10.02(c).
“D-One” shall have the meaning set forth in the Recitals.
“D-Two” shall have the meaning set forth in the Recitals.
“DGCL” means the Delaware General Corporation Law.
“Distribution” shall have the meaning set forth in the Recitals.

“Due Date” means, with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.
“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Filing Date” shall have the meaning set forth in Section 7.05(d).
“Final Determination” means the final resolution of liability for Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
“First Canadian Distribution” shall have the meaning set forth in Schedule 1.01.
“First Internal Distribution” shall have the meaning set forth in the Recitals.
“Foreign Income Tax” means any Tax imposed by any foreign country, Puerto Rico or any possession of the United States, or by any political subdivision of any foreign country, Puerto Rico or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Foreign Other Tax” means any Tax imposed by any foreign country, Puerto Rico or any possession of the United States, or by any political subdivision of any foreign country, Puerto

Rico or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Fourth Canadian Distribution” shall have the meaning set forth in Schedule 1.01.
“Group” means the Parent Group or the SpinCo Group, or both, as the context requires.
“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.
“Indemnitee” shall have the meaning set forth in Section 15.03.
“Indemnitor” shall have the meaning set forth in Section 15.03.
“Intended Tax Treatment” shall have the meaning set forth in Section 7.02(a).
“Internal Restructuring” means (a) any internal restructuring (including by making or revoking any election under Treasury Regulations Section 301.7701-3) involving SpinCo and/or any of its subsidiaries or (b) any direct or indirect contribution, sale or other transfer by SpinCo to any of its subsidiaries of any of the assets contributed or transferred to SpinCo as part of the Contribution or pursuant to the Separation Agreement.
“IRS” means the United States Internal Revenue Service.
“Joint Return” means any Return of a member of the Parent Group or the SpinCo Group that is not a Separate Return.
“Non-Controlling Party” shall have the meaning set forth in Section 10.02(c).
“Notified Action” shall have the meaning set forth in Section 7.04(a).
“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.
“Parent” shall have the meaning set forth in the first sentence of this Agreement.
“Parent Affiliated Group” shall have the meaning set forth in the Recitals.
“Parent Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the Parent Affiliated Group.
“Parent Group” means Parent and its Affiliates, excluding any entity that is a member of the SpinCo Group.
“Parent Group Transaction Returns” shall have the meaning set forth in Section 4.04(b).
“Parent Separate Return” means any Separate Return of Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.
“Past Practices” shall have the meaning set forth in Section 4.04(a).
“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
“Payor” shall have the meaning set forth in Section 5.03(a).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.
“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any “agreement,” “understanding” or “arrangement,” within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the exchanging or non-exchanging shareholders, as applicable. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Representation Letters” means the representation letters and any other materials (including, without limitation, the Ruling Request) delivered or deliverable by, or on behalf of, Parent, SpinCo and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.
“Required Party” shall have the meaning set forth in Section 5.03(a).
“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.
“Retention Date” shall have the meaning set forth in Section 9.01.
“Ruling” means any private letter ruling (and any supplemental private letter ruling) issued by the IRS to Parent in connection with the Transactions.
“Ruling Request” means any letter filed by Parent with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
“Second Canadian Distribution” shall have the meaning set forth in Schedule 1.01.
“Second Internal Distribution” shall have the meaning set forth in the Recitals.
“Section 336(e) Election” shall have the meaning set forth in Section 7.06.
“Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.
“Separate Return” means (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SpinCo Group.
“Separation” shall have the meaning set forth in the Recitals.
“Separation Agreement” shall have the meaning set forth in the Recitals.
“Separation-Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to adversely affect the Tax-Free Status.
“SpinCo” shall have the meaning set forth in the first sentence of this Agreement.
“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (a) the SpinCo Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock of SpinCo for U.S. federal income tax purposes.
“SpinCo Carried Item” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period, or carried from one Tax Period to another subsequent Tax Period, under the Code or other applicable Tax Law.
“SpinCo Federal Consolidated Income Tax Return” means any United States Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which SpinCo is the common parent.
“SpinCo Full Taxpayer” means the assumption that the SpinCo Group (a) is subject to the highest marginal regular statutory income Tax rate that would be applicable to SpinCo (or the relevant member or members of the SpinCo Group) if it (or they) filed Tax Returns on a standalone basis, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) is not subject to any alternative minimum tax.
“SpinCo Group” means SpinCo and its Affiliates, as determined immediately after the Distribution.
“SpinCo Separate Return” means any Separate Return of SpinCo or any member of the SpinCo Group.
“State Income Tax” means any Tax imposed by any State of the United States or the District of Columbia or by any political subdivision of any such State or the District of Columbia which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or the District of Columbia or by any political subdivision of any such State or the District of Columbia other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, escheat, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.
“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.
“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.
“Tax Dispute” shall have the meaning set forth in Section 16.
“Tax-Free Status” means (a) the qualification of the Contribution and the First Internal Distribution , taken together (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (iii) as a transaction in which
D-One, SpinCo and D-Two recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, (b) the qualification of the Second Internal Distribution and the Distribution, each (i) as a transaction described in Section 355(a) of the

Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d) and 355(e) of the Code, and (iii) as a transaction in which, in the case of the Second Internal Distribution, D-Two and Parent, and in the case of the Distribution, Parent and the holders of Parent Shares, recognize no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and, in the case of the holders of Parent Shares, gain on the receipt of cash in lieu of any fractional shares.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.
“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Opinions/Rulings” means any opinions of Tax Advisors deliverable to Parent in connection with the Transactions regarding the Federal Income Tax treatment of all or any part of the Transactions and any Rulings.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax-Related Losses” means (a) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed (or that would be imposed) pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution, the First Internal Distribution, the Second Internal Distribution or the Distribution, to have Tax-Free Status.
“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Third Canadian Distribution” shall have the meaning set forth in Schedule 1.01.

“Third Party Indemnifying Party” shall have the meaning set forth in Section 5.03(b).
“Transactions” means the Contribution, the First Internal Distribution, the Second Internal Distribution, the Distribution, the Canadian Separation and the other transactions contemplated by the Separation Agreement.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, on which Parent may rely, to the effect that a transaction will not affect the Tax-Free Status; provided, that any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into on or before the two-year anniversary of the Distribution Date shall not qualify as an Unqualified Tax Opinion unless such tax opinion also concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the First Internal Distribution, the Second Internal Distribution, or the Distribution. Any such opinion must assume that Tax-Free Status would have obtained if the transaction in question did not occur.
“U.S. Tax Treatment of the Canadian Steps” shall have the meaning set forth in Section 7.02(a).
Section 2.    Allocation of Tax Liabilities.
Section 2.01    General Rule.
(a)    Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes allocated to Parent under this Section 2.
(b)    SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes allocated to SpinCo under this Section 2.
Section 2.02    Allocation of Federal Income Tax and Federal Other Tax. Except as provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:
(a)    Allocation of Tax Relating to Parent Federal Consolidated Income Tax Returns. With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).
(b)    Allocation of Tax Relating to Federal Separate Income Tax Returns.
(i) Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); and (ii) SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).
(c)    Allocation of Federal Other Tax. (i) Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Parent Group; and (ii) SpinCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the SpinCo Group.
Section 2.03    Allocation of State Income Tax and State Other Tax. Except as provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:
(a)    Allocation of Tax Relating to Parent State Combined Income Tax Returns. Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).
(b)    Allocation of State Income Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); and (ii) SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).
(c)    Allocation of State Other Tax. (i) Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Parent Separate Return; (ii) SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any SpinCo Separate Return; (iii) SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return for any Pre-Distribution Period attributable to the SpinCo Business or the SpinCo Group (or any assets or activities thereof or relating thereto) or for which any member of the SpinCo Group would have been liable on a hypothetical stand-alone basis; and (iv) other than State Other Taxes for which SpinCo is responsible pursuant to the preceding clause (iii), Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return for any Pre-Distribution Period, in each case, including any increase in such Tax as a result of a Final Determination.
Section 2.04    Allocation of Foreign Taxes. Except as provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:
(a)    Allocation of Foreign Income Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Separate Return and any and all Foreign Income Tax of Parent or any

member of the Parent Group imposed by way of withholding by a member of the SpinCo Group (and, in each case, including any increase in such Foreign Income Tax as a result of a Final Determination); (ii) SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any SpinCo Separate Return and any and all Foreign Income Tax of SpinCo or any member of the SpinCo Group imposed by way of withholding by a member of the Parent Group (and, in each case, including any increase in such Foreign Income Tax as a result of a Final Determination).
(b)    Allocation of Foreign Other Tax. (i) Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Parent Separate Return; (ii) SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any SpinCo Separate Return; (iii) SpinCo shall be responsible for any and all Taxes due with respect to the Tax Proceeding set forth on Schedule 2.04(b)(iii) and any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return for any Pre-Distribution Period, in each case, attributable to the SpinCo Business or the SpinCo Group (or any assets or activities thereof or relating thereto) or for which any member of the SpinCo Group would have been liable on a hypothetical stand-alone basis; and (iv) other than Foreign Other Taxes for which SpinCo is responsible pursuant to the preceding clause (iii), Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return for any Pre-Distribution Period, in each case, including any increase in such Tax as a result of a Final Determination.
Section 2.05    Certain Transaction and Other Taxes.
(a)    SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:
(i)    Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;
(ii)    any Tax resulting from a breach by SpinCo of any representation or covenant in this Agreement, the Separation Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling; and
(iii)    any Tax-Related Losses for which SpinCo is responsible pursuant to Section 7.05.
(b)    Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:
(i)    Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)    any Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling; and
(iii)    any Tax-Related Losses for which Parent is responsible pursuant to Section 7.05.
Section 2.06    SpinCo Group Attributes. For the avoidance of doubt, except as set forth in Section 6.01, SpinCo shall not be entitled to receive payment from Parent in respect of any Tax Attributes of the SpinCo Group or for any reduction of any Taxes (or increase in Tax Attributes) or any Tax Benefit (whether such Tax Attributes, Tax Benefits or reduction in Taxes are reported on an original Tax Return, arise pursuant to a Final Determination or otherwise).
Section 3.    Proration of Taxes.
(a)    General Method of Proration. Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. If the Distribution Date is not an Accounting Cutoff Date (and provided an election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) is not made), the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date. At Parent’s election, in its sole discretion, an election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) (relating to ratable allocation of a year’s items) shall be made.
(b)    Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods.
Section 4.    Preparation and Filing of Tax Returns.
Section 4.01    General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed on or before their Due Date by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided pursuant to Section 8.

Section 4.02    Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:
(a)    Parent Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Distribution Date;
(b)    Parent State Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date; and
(c)    SpinCo Separate Returns and Parent Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates (or which Parent chooses to be filed) for Tax Periods ending on, before or after the Distribution Date (limited, in the case of SpinCo Separate Returns, to such Returns for which the Due Date is on or before the Distribution Date).
Section 4.03    SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required, or chooses, to prepare and file under Section 4.02; provided that SpinCo shall not file any SpinCo Separate Returns for a Tax Period in a jurisdiction and for a type of Tax where Parent files a Joint Return. The Tax Returns required to be prepared and filed by SpinCo under this Section 4.03 shall include (a) any SpinCo Federal Consolidated Income Tax Return for Tax Periods ending after the Distribution Date and (b) any SpinCo Separate Returns for which the Due Date is after the Distribution Date.
Section 4.04    Tax Accounting Practices.
(a)    General Rule. Except as provided in Section 4.04(b), with respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Distribution Period or any Straddle Period (or any Tax Period beginning after the Distribution Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file, or cause to be prepared and filed, under Section 4.02), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Parent or any member of the Parent Group), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Parent or any member of the Parent Group), in accordance with reasonable Tax accounting practices selected by SpinCo. Except as provided in Section 4.04(b), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

(b)    Reporting of Transactions. The Tax treatment reported on any Tax Return relating to the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. The Tax treatment of the Transactions reported on any Tax Return for which SpinCo is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Parent or any member of the Parent Group, or caused to be filed or to be caused to be filed by Parent, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods (“Parent Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests, the Tax Opinions/Rulings or the Parent Group Transaction Returns, the Companies shall report such Tax treatment on any and all Tax Returns as determined by Parent in its reasonable discretion.
Section 4.05    Consolidated or Combined Tax Returns. At Parent’s election and in its sole discretion, SpinCo will elect and join, and will cause its Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns and any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Section 4.02(b). With respect to any SpinCo Separate Returns relating to any Pre-Distribution Period, SpinCo will elect and join, and will cause its Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent reasonably determined by Parent.
Section 4.06    Right to Review Tax Returns.
(a)    General. The Responsible Company with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party (or any member of its Group) would reasonably be expected to be liable, (ii) the requesting party (or any member of its Group) would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the Due Date of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing that, such disagreement shall be resolved in accordance with the disagreement resolution provisions of Section 16 as promptly as practicable.
(b)    Execution of Returns Prepared by Other Company. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the Tax treatment of any item reported on the Tax Return.
Section 4.07    SpinCo Carrybacks, Carryforwards and Claims for Refund. SpinCo hereby agrees that Parent shall be entitled to determine in its sole discretion whether and to what extent (x) any Adjustment Request with respect to any Joint Return shall be filed, including whether and to what extent to claim in any Pre-Distribution Period any SpinCo Carried Item, and (y) any available elections shall be made to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any SpinCo Carried Item, and whether any affirmative election shall be made to claim any such SpinCo Carried Item.
Section 4.08    Apportionment of Earnings and Profits and Tax Attributes. Parent shall in good faith determine, and shall advise SpinCo as soon as reasonably practicable in writing of, the portion, if any, of any earnings and profits, Tax Attribute, basis, previously taxed earnings and profits, overall foreign loss or other consolidated, combined or unitary attribute which shall be allocated or apportioned to the SpinCo Group under applicable Tax Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits or any Tax Attribute, basis, previously taxed earnings and profits, overall foreign loss or other such attribute so determined by Parent and affecting the SpinCo Group, Parent shall promptly notify SpinCo in writing of such adjustment. For the absence of doubt, Parent shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 4.08 to be accurate under applicable Law.
Section 5.    Tax Payments.
Section 5.01    Payment of Taxes. In the case of any Joint Return reflecting Taxes for which both Parent and SpinCo are responsible under Section 2:
(a)    Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any Tax Return, Parent shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date and shall notify SpinCo of the amount Parent has tentatively determined is required to be paid by SpinCo, if any, in respect of such Tax Return under this Agreement. Parent shall pay such amount that Parent has computed is required to be paid to the applicable Tax Authority to such Tax Authority on or before such Payment Date.
(b)    Computation and Payment of Liability With Respect To Tax Due. Within thirty (30) days following the earlier of (i) the Due Date of any Tax Return or (ii) the date on which such Tax Return is filed, SpinCo shall pay to Parent the amount for which SpinCo is responsible under the provisions of Section 2, plus interest computed at the Prime Rate (or, for the absence of doubt, the Prime Rate plus 2 percent as provided in Section 7.05(d) or Section 17, as applicable) on the amount of the payment based on the number of days from the earlier of (A)

the Due Date of the Tax Return or (B) the date on which such Tax Return is filed, to the date of payment.
(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, Parent shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. Parent shall compute the amount for which SpinCo is responsible in accordance with Section 2 and SpinCo shall pay to Parent any amount due to Parent under Section 2 within thirty (30) days from the later of
(i) the date the additional Tax was paid by Parent or (ii) the date of receipt of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(c) shall include interest computed at the Prime Rate (or, for the absence of doubt, the Prime Rate plus 2 percent as provided in Section 7.05(d) or Section 17, as applicable) based on the number of days from the date the additional Tax was paid by Parent to the date of the payment under this Section 5.01(c).
Section 5.02    Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return.
Section 5.03    Indemnification Payments.
(a)    Subject to Section 7.05(d) and (e), if either Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that the other Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within thirty (30) days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate (or, for the absence of doubt, the Prime Rate plus 2 percent as provided in Section 7.05(d) or Section 17, as applicable) based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.03.
(b)    If either Company (the “Third Party Indemnifying Party”) is required under the terms of an agreement to which it is a party (or with respect to which it has agreed to guarantee the obligations thereunder) to pay to a third party a Tax that the other Company (the “Company Indemnifying Party”) is liable for under this Agreement, the Company Indemnifying Party shall reimburse the Third Party Indemnifying Party within thirty (30) days of delivery by the Third Party Indemnifying Party to the Company Indemnifying Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.
(c)    All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the

Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.
Section 6.    Tax Benefits.
Section 6.01    Tax Benefits.
(a)    Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes received by any member of the Parent Group or the SpinCo Group, other than any refund to which SpinCo is entitled pursuant to Section 6.01(d). SpinCo shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority), except as set forth in Section 6.01(d). A Company receiving a refund to which the other Company is entitled hereunder shall pay over such refund to such other Company within fifteen (15) Business Days after such refund is received.
(b)    If a member of the SpinCo Group would be expected to realize a Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Parent Group would otherwise be liable hereunder (or an adjustment pursuant to a Final Determination to any Tax Attribute of a member of the Parent Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), SpinCo shall make a payment to Parent within thirty (30) Business Days following receipt by SpinCo of the written calculation pursuant to Section 6.01(c) (or, in the event of a disagreement, following resolution of such disagreement pursuant to Section 6.01(c)), in an amount equal to such Tax Benefit (including any Tax Benefit expected to be realized as a result of the payment), plus interest on such amount computed at the Prime Rate (or, for the absence of doubt, the Prime Rate plus 2 percent as provided in Section 7.05(d) or Section 17, as applicable) based on the number of days from the date the member of the SpinCo Group would be expected to realize such Tax Benefit to the date of payment under this Section 6.01(b). For purposes of determining whether (and when) an adjustment to any Taxes for which a member of the Parent Group is liable hereunder is expected to result in a Tax Benefit for SpinCo, the SpinCo Group shall be deemed to be a SpinCo Full Taxpayer.
(c)    No later than five (5) Business Days following a Final Determination described in Section 6.01(b), Parent shall provide SpinCo with a written calculation of the amount payable to Parent by SpinCo pursuant to this Section 6. In the event that SpinCo disagrees with any such calculation described in this Section 6.01(c), SpinCo shall so notify Parent in writing within thirty (30) days of receiving the written calculation set forth above in this Section 6.01(c). Parent and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under Section 6.01(b) shall be determined in accordance with the disagreement resolution provisions of Section 16 as promptly as practicable.
(d)    Without prejudice to Section 6.01(b), SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes reported on any SpinCo Separate Return. For the avoidance of doubt, except to the extent otherwise agreed by Parent, Parent, and not SpinCo, shall be entitled to any refund or Tax Benefit that results from a SpinCo Carried Item, other than any refund to which SpinCo is entitled pursuant to the first sentence of this Section 6.01(d).
Section 6.02    Parent and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.
(a)    To the extent permitted by applicable Law, (i) in the case of an active or former employee, solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article IV of the Employee Matters Agreement shall be entitled to claim, in a Post-Distribution Period, any Income Tax deduction in respect of such equity awards and other incentive compensation on its Tax Return associated with such event; and
(ii) in the case of a non-employee director, any Income Tax deduction in respect of such equity awards and other incentive compensation shall be claimed by the Company for which the director serves as a director following the Distribution (provided that, in the case of any non-employee director who is to be assigned to both Parent and SpinCo, each Company shall be entitled only to the deductions arising in respect of its own stock or equity awards).
(b)    Withholding and Reporting. Tax reporting and withholding with respect to such equity awards and other incentive compensation shall be governed by Section IV of the Employee Matters Agreement. In the event of any conflict between this Agreement and the Employee Matters Agreement with respect to Tax withholding and reporting obligations relating to compensation or compensatory matters, the Employee Matters Agreement shall control.
Section 7.    Tax-Free Status.
Section 7.01    Representations.
(a)    Each of SpinCo and Parent hereby represents and agrees that (i) it has examined the Ruling and the Representation Letters prior to the date hereof and (ii) subject to any qualifications therein, all information, representations and covenants contained in such Ruling and Representation Letters that concern or relate to such Company or any member of its Group are and will be true, correct and complete.
(b)    If any Representation Letters have not yet been submitted, SpinCo and Parent shall use their commercially reasonable efforts and shall cooperate in good faith to finalize (or cause to be finalized) the same as soon as possible and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as Parent shall deem necessary or desirable. SpinCo and Parent shall take such other commercially reasonable actions as may be necessary or desirable to obtain any Tax Opinions/Rulings that have not yet been obtained.
(c)    SpinCo hereby represents and warrants that it has no plan or intention to, and agrees that it will not, take any action or fail to take any action (or cause or permit any member of its Group to take or fail to take any action), in each case, from and after the date hereof, that could reasonably be expected to cause any representation or statement made in this Agreement, the Separation Agreement, the Ruling, the Representation Letters or any of the Ancillary Agreements to be untrue.
(d)    SpinCo hereby represents and warrants that, during the period beginning two years before the date of the consummation of the First Internal Distribution and ending on the Distribution Date, there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition, directly or indirectly, of all or a significant portion of the SpinCo Capital Stock (or any predecessor); provided, however, that no representation is made regarding any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations 1.355-7(h)) by any one or more officers or directors of Parent.
Section 7.02    Restrictions on SpinCo.
(a)    SpinCo agrees that it will not take or fail to take, or permit any SpinCo Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. SpinCo agrees that it will not take or fail to take, or permit any SpinCo Affiliate to take or fail to take, any action which would or could reasonably be expected to adversely affect, jeopardize or prevent (i) the Tax-Free Status, (ii) the Canadian Tax-Free Status, (iii) the qualification of (A) the Canadian Contribution and the Fourth Canadian Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and (B) each of the First Canadian Distribution, the Second Canadian Distribution, and the Third Canadian Distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355(a) of the Code (the “U.S. Tax Treatment of the Canadian Steps”), or (iv) any transaction contemplated by the Separation Agreement, to the extent such transaction is intended by Parent to be tax-free or tax-advantaged, from so qualifying (it being agreed and understood that, without the prior written consent of Parent, SpinCo shall not agree, and shall prevent any SpinCo Affiliate from agreeing, in any Tax Contest to any position that is inconsistent with the Tax-Free Status, the Canadian Tax-Free Status, the U.S. Tax Treatment of the Canadian Steps or the Tax treatment, as intended or determined by Parent, of the Transactions (collectively, the “Intended Tax Treatment”)).
(b)    Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, SpinCo shall not take any action (including the issuance of SpinCo Capital Stock) or permit any SpinCo Affiliate directly or indirectly controlled by SpinCo to take any action if, as a result of taking such action, SpinCo could have a number of shares of SpinCo Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause D-One, D-Two, or Parent, as applicable, to cease to have Tax Control of SpinCo.
(c)    SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in the case of each of clauses (i) and (ii), taking into account Section 355(b)(3) of the Code.
(d)    SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of SpinCo’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to SpinCo pursuant to the Separation Agreement or pursuant to the Contribution or sell or transfer 30% or more of the gross assets of the Active Trade or Business or 30% or more of the consolidated gross assets of SpinCo and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a SpinCo Affiliate) any SpinCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d) and the Debt-for-Equity Exchange) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall have requested that Parent obtain a Ruling in accordance with Section 7.04(b) and (d) to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free

Status (and in determining whether a Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion, and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(e)    Certain Issuances of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall provide Parent, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of SpinCo to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).
(f)    SpinCo Internal Restructuring. SpinCo shall not engage in, cause or permit any Internal Restructuring during or with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date without obtaining the prior written consent of Parent (such prior written consent not to be unreasonably withheld). SpinCo shall provide written notice to Parent describing any Internal Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of the Distribution Date and shall consult with Parent regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Parent relating thereto.
(g)    Distributions by Foreign SpinCo Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, SpinCo shall neither cause nor permit any foreign subsidiary of SpinCo to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Parent (such prior written consent not to be unreasonably withheld).
Section 7.03    Restrictions on Parent. Parent agrees that it will not take or fail to take, or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. Parent agrees that it will not take or fail to take, or permit any member of the Parent Group to take or fail to take, any action which would or could reasonably be expected to adversely affect, jeopardize or prevent the Intended Tax Treatment; provided, however, that this Section 7.03 shall not be construed as obligating Parent to consummate the Distribution (or any other step in the Transactions) without the satisfaction or waiver of all conditions set forth in Section 3.3 of the Separation Agreement nor shall it be construed as preventing Parent from terminating the Separation Agreement pursuant to Section 9.1 thereof.
Section 7.04    Procedures Regarding Opinions and Rulings.
(a)    If SpinCo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Parent and SpinCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(b)    Rulings or Unqualified Tax Opinions at SpinCo’s Request. Parent agrees that at the reasonable request of SpinCo pursuant to Section 7.02(d), Parent shall cooperate with SpinCo and use its reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall Parent be required to file a request for any such Ruling under this Section 7.04(b) unless SpinCo represents that (i) it has read such request, and (ii) all information and representations, if any, relating to any member of the SpinCo Group, contained in such request (or in any documents relating thereto) are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in preparing and filing any such request and in obtaining a Ruling or Unqualified Tax Opinion requested by SpinCo within fifteen (15) Business Days after receiving an invoice from Parent therefor.
(c)    Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent and SpinCo shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Parent.
(d)    SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Ruling, and that only Parent shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (i) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (ii) Parent shall (A) reasonably in advance of the submission of any documents relating to the request for such Ruling, provide SpinCo with a draft copy thereof, (B) reasonably consider SpinCo’s comments on such draft copy, and (C) provide SpinCo with a final copy; and (iii) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither SpinCo nor any SpinCo Affiliate directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).
Section 7.05    Liability for Tax-Related Losses.
(a)    Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 7.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the direct or indirect acquisition (other than pursuant to the Contribution, the First Internal Distribution, the Second Internal Distribution or the Distribution) of all or a portion of SpinCo’s Capital Stock, SpinCo’s assets and/or its subsidiaries’ stock or assets by any means whatsoever by any Person, (ii) any “substantial negotiations,” “understanding,” “agreement,” “discussions” or “arrangement” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution, the First Internal Distribution or the Second Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of SpinCo or stock of any subsidiary of SpinCo, in each case, representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by SpinCo after the Distribution (including, without limitation, any amendment to SpinCo’ s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (iv) any act or failure to act by SpinCo or any member of the SpinCo Group described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (i), (ii) or (iii) of Section 7.02(d), a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f) or (g)) or (v) any breach by SpinCo of its agreements and representations set forth in Section 7.01.
(b)    Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 7.05(c), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from, any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of Parent’s stock, Parent’s assets and/or its subsidiaries’ stock or assets by any means whatsoever by any Person, (ii) any “substantial negotiations,” “understanding,” “agreement,” “discussions” or “arrangement” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution, the First Internal Distribution or the Second Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent, D-One or D-Two, respectively, in each case, representing a Fifty-Percent or Greater Interest therein, (iii) any act or failure to act by Parent or a member of the Parent Group described in Section 7.03 or (iv) any breach by Parent of its agreements and representations set forth in Section 7.01.
(c)    Notwithstanding anything in Section 7.05(b) or any other provision of this Agreement or the Separation Agreement to the contrary:
(i)    SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of (A) any Tax-Related Losses resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent or any member of the Parent Group) and (B) any other Tax-Related Losses resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of SpinCo or any SpinCo Affiliate by any means whatsoever by any Person or any action or failure to act by SpinCo affecting the voting rights of SpinCo stock or the stock of any SpinCo Affiliate; and
(ii)    For purposes of calculating the amount and timing of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (A) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (B) have no Tax Attributes in any relevant taxable year.
(d)    SpinCo shall pay Parent the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05: (i) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than ten (10) Business Days prior to the Due Date of the Tax Return that Parent files, or causes to be filed, for the year of the Contribution, the First Internal Distribution, the Second Internal Distribution or the Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of Final Determination, then SpinCo shall pay Parent no later than fifteen (15) Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is ten (10) Business Days prior to the Filing Date through the date of such Final Determination (but not in duplication of interest charged by the applicable Tax Authority)) and (ii) in the case of Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) fifteen (15) Business Days after the date Parent pays such Tax-Related Losses and (y) fifteen (15) Business Days after SpinCo receives notification from Parent of the amount of such Tax-Related Losses due.
(e)    Parent shall calculate in good faith and notify SpinCo of the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05. Such calculation shall be binding on SpinCo absent manifest error. At SpinCo’s reasonable request, Parent shall make available to SpinCo the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Tax-Related Losses attributable to SpinCo pursuant to this Section 7.05.
Section 7.06    Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to any of the First Internal Distribution, the Second Internal Distribution, and the Distribution, SpinCo shall (and shall cause any relevant member of the SpinCo Group to) join with Parent (or any relevant member of the Parent Group) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). If Section 336(e) Elections are made with respect to the First Internal Distribution, the Second Internal Distribution and/or the Distribution, then (a) in the event that the First Internal Distribution, the Second Internal Distribution or the Distribution, as applicable, fails to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, SpinCo shall pay over to Parent any Tax Benefit arising from the step-up in Tax basis resulting from the relevant Section 336(e) Election within thirty (30) days of SpinCo realizing such Tax Benefit in cash and (b) this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election.
Section 8.    Assistance and Cooperation.
Section 8.01    Assistance and Cooperation.
(a)    The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
(b)    Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement to the contrary, (i) neither Parent nor any Parent Affiliate shall be required to provide SpinCo or any SpinCo Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to SpinCo, the business or assets of SpinCo or any SpinCo Affiliate and (ii) in no event shall Parent or any Parent Affiliate be required to provide SpinCo, any SpinCo Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information to SpinCo or any SpinCo Affiliate could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.
Section 8.02    Tax Return Information.
(a)    SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 8.01 or this Section 8.02. SpinCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or SpinCo could cause irreparable harm.
(b)    Each Company, at its sole expense, shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any such information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis or on such other timeline as the Responsible Company may reasonably request. SpinCo shall, and shall cause its Affiliates to, make available to Parent, at SpinCo’s expense, for inspection and copying during normal business hours upon reasonable notice all information and documents covered by the above provisions of this Section 8.02(b) not otherwise provided by SpinCo (and, for the avoidance of doubt, any pertinent data accessed or stored on any computer program or information technology system) in the possession of SpinCo or such Affiliate of SpinCo and shall permit, or cause to be permitted, Parent and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any such information or document.
Section 8.03    Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with Taxes.
Section 8.04    Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with Taxes and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax liability; provided that the indemnity set forth immediately above in this sentence shall not apply to information governed by Section 4.08.
Section 9.    Tax Records.
Section 9.01    Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitations, and (y) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9.01 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, SpinCo determines to decomission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then SpinCo may decomission or discontinue such program or system upon ninety (90) days’ prior notice to Parent and Parent shall have the opportunity, at SpinCo’s cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 9.02    Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Section 10.    Tax Contests.
Section 10.01    Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder, provided, however, that the indemnifying Company shall not be relieved of its obligations hereunder by reason of any failure by the indemnified Company to so notify except to the extent such failure materially prejudices the indemnifying Company. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.
Section 10.02    Control of Tax Contests.
(a)    Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c), (d) and (e).
(b)    Joint Returns. In the case of any Tax Contest with respect to (i) any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return, in each case, that is a Joint Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c), (d) and (e), and (ii) any Joint Return (other than any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return), Parent shall have exclusive control over the Tax Contest (including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(c), (d) and (e)), unless Parent provides

SpinCo with written notice that SpinCo shall be the Controlling Party with respect to such Tax Contest.
(c)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement in respect of such adjustment, except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.
(d)    Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to request to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
(e)    Separation-Related Tax Contests. Notwithstanding any other provision, Section 10.02(c) and (d) above shall not apply to any Separation-Related Tax Contest and instead (i) Parent shall have exclusive control over any Separation-Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 10.02(e), (ii) in the event of any Separation-Related Tax Contest as a result of which SpinCo could reasonably be expected to become liable for any Tax or Tax-Related Loss, (A) Parent shall keep SpinCo informed in a timely manner of all actions taken by Parent with respect to such potential adjustment in such Tax Contest; (B) Parent shall provide SpinCo copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) Parent shall timely provide SpinCo with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (D) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; provided, however, that the failure of Parent to take any action specified in any of clauses (A) through (D) above shall not relieve SpinCo of any liability or obligation which it may have to Parent under this Agreement in respect of such adjustment or otherwise under this Agreement and (iii) notwithstanding anything in clause (ii) or otherwise to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Separation-Related Tax Contest shall be made in the sole and absolute discretion of Parent and shall be final and not subject to the dispute resolution provisions of Section 16 of this Agreement or Article VII of the Separation Agreement.
(f)    Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 10.
Section 11.    Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof or on such other date (on or prior to the Distribution Date) as Parent may determine, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among any member(s) of the Parent Group, on the one hand, and any member(s) of the SpinCo Group, on the other hand, shall be terminated, and (b) amounts due under or contemplated by such agreements or arrangements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to Parent or by or to SpinCo with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement.
Section 12.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
Section 13.    Covenant Not to Sue. Each Company hereby covenants and agrees that none of it, the members of its Group or any Person claiming through it shall bring suit or otherwise assert any claim against any indemnified party hereunder, or assert a defense against any claim asserted by any indemnified party hereunder, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of its Group and any other Person claiming through it) waives and releases any claim or defense against any person, alleging that: (a) the indemnification obligations of SpinCo on the terms and conditions set forth in this Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason;
(b) the indemnification obligations of Parent on the terms and conditions set forth in this Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason; or (c) the provisions of Section 2 or Section 7 are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable or otherwise improper for any reason.
Section 14.    Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective indemnified parties under Section 2 and Section 7 shall survive (a) the sale or other transfer by either Company or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Company or any of the members of its Group.
Section 15.    Treatment of Payments; Tax Gross Up.
Section 15.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat:
(a)    any payment required by this Agreement or by the Separation Agreement as, as applicable, (i) a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations promulgated thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or (ii) as payments of an assumed or retained liability, as determined by Parent in its sole and absolute discretion; and
(b)    any payment of interest or State Income Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.
Section 15.02    Tax Gross Up. If, notwithstanding the manner in which payments described in Section 15.01(a) were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 15.02, the amount of any Income Taxes payable with respect to the receipt of a payment pursuant to this Agreement or the Separation Agreement shall be calculated by assuming that the recipient or the Group of which it is a member, as applicable, (I) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) has no Tax Attributes in any relevant taxable year.
Section 15.03    Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.
Section 16.    Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disputes and disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Dispute”) between any member of the Parent Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve such Tax Dispute. If such good faith negotiations do not resolve such Tax Dispute, then the matter shall be resolved pursuant to the procedures set forth in Article VII of the Separation Agreement and such Tax Dispute shall be treated as a dispute not resolved pursuant to Section 7.1 of the Separation Agreement, provided, however, that upon the request of either Company, the mutually agreeable mediator selected pursuant to Section 7.2 and the arbitrator selected by each of the parties pursuant to Section 7.3(b) shall be a recognized tax professional, such as a United States tax counsel or accountant of recognized national standing. Nothing in this Section 16 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Dispute through the procedures set forth in Article VII of the Separation Agreement could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, Parent and SpinCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 16.
Section 17.    Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 17 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 17 or the interest rate provided under such other provision.
Section 18.    Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
Section 19.    General Provisions.
Section 19.01    Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 19.01: (a) personal delivery; (b) commercial overnight courier with a reasonable method of confirming delivery; or (c) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 19.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Parent, to:

Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:	Robert Deitz, Vice President, Taxes
E-mail:	deitz-robert@aramark.com
with a copy to:

Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:	Tom Ondrof, Chief Financial Officer
E-mail:	ondrof-tom@aramark.com
and with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David A. Katz
Alison Z. Preiss
E-mail:	DAKatz@wlrk.com
AZPreiss@wlrk.com
If to SpinCo (prior to the Effective Time), to:

Vestis Corporation
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:	[ ]
E-mail:	[ ]
with a copy to:

Vestis Corporation
2400 Market Street
Philadelphia, Pennsylvania 19103
Attention:	[ ]
E-mail:	[ ]
and with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David A. Katz
Alison Z. Preiss
E-mail:	DAKatz@wlrk.com
AZPreiss@wlrk.com
If to SpinCo (from and after the Effective Time), to:

Vestis Corporation
500 Colonial Center Parkway, Suite 140
Roswell, GA 30076
Attention:	[ ]
E-mail:	[ ]

with a copy to:

Vestis Corporation
500 Colonial Center Parkway, Suite 140
Roswell, GA 30076
Attention:	[ ]
E-mail:	[ ]
and with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David A. Katz
Alison Z. Preiss
E-mail:	DAKatz@wlrk.com
AZPreiss@wlrk.com
A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.
Section 19.02    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. No party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.
Section 19.03    Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.
Section 19.04    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.
Section 19.05    Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this

Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.
Section 19.06    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 19.07    Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any conflict or inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.
Section 19.08    Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement. This Agreement shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
Section 19.09    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity (it being agreed and understood that none of the payments to be made by any member of the SpinCo Group to any member of the Parent Group in connection with the Transactions shall be considered to compensate any member of the Parent Group for any amount for which SpinCo would otherwise be liable or responsible hereunder, unless otherwise specifically identified by Parent as a payment pursuant to this Agreement). Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
Section 19.10    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
Section 19.11    Governing Law. The internal Laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).
Section 19.12    Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Groups to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in the State of Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
Section 19.13    Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
Section 19.14    SpinCo Subsidiaries. If, at any time, SpinCo acquires or creates one or more subsidiaries that are includable in the SpinCo Group (or that would be so includable if membership in the SpinCo Group were measured after such acquisition or creation), they shall be subject to this Agreement and all references to the SpinCo Group herein shall thereafter include a reference to such subsidiaries.
Section 19.15    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the parties hereto (including but not limited to any successor of Parent or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.
Section 19.16    Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.
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IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Parent”	“SpinCo”

ARAMARK	VESTIS CORPORATION

By:	By:
Name:	Name:
Title:	Title: